UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Apple Computer, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE COMPUTER, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 27, 2006

To Holders of Common Stock of

Apple Computer, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Apple Computer, Inc., a California corporation (the “Company”), will be held on Thursday, April 27, 2006 at 10:00 a.m., local time, at the Company’s principal executive offices located at 1 Infinite Loop, Building 4, Cupertino, California 95014, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect the Company’s Board of Directors.

2.	To ratify the appointment of KPMG LLP as independent auditors of the Company for fiscal year 2006.

3.	To consider a shareholder proposal if properly presented at the meeting.

4.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that each shareholder’s vote is counted at the meeting, shareholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Shareholders attending the meeting may vote in person even if they have previously returned proxy cards.

Only shareholders of record as of the close of business on February 28, 2006 are entitled to receive notice of, to attend and to vote at the meeting.

Sincerely,

NANCY R. HEINEN

Senior Vice President,

General Counsel and Secretary

Cupertino, California

March 13, 2006

APPLE COMPUTER, INC.

1 Infinite Loop

Cupertino, California 95014

PROXY STATEMENT

Introduction

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Apple Computer, Inc., a California corporation (the “Company”), for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, April 27, 2006 at 10:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s principal executive offices at the address shown above.

The Company’s complete mailing address is 1 Infinite Loop, Cupertino, California 95014, and its telephone number is (408) 996-1010. Georgeson Shareholder Communications Inc., which is assisting with the mechanics of the return of the proxies, may be contacted at (800) 223-2064.

These proxy solicitation materials were mailed on or about March 13, 2006 to all shareholders entitled to vote at the Annual Meeting.

Procedural Matters

Shareholders of record as of the close of business on February 28, 2006 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. There were 851,679,185 shares of Common Stock issued and outstanding on the Record Date. Each share has one vote on all matters. The closing sale price of Common Stock as reported on the NASDAQ National Market on the Record Date was $68.49 per share.

A shareholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Company’s Corporate Secretary at the Company’s principal executive offices referred to above, prior to the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

The Company will bear the cost of this solicitation. The Company has retained the services of Georgeson Shareholder Communications Inc. to assist in obtaining proxies from brokers and nominees of shareholders for the Annual Meeting. The estimated cost of such services is $14,000 plus out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile, email or telegram.

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and each shareholder may be asked to present valid picture identification such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Voting of Proxies

All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for fiscal year 2006 (Proposal No. 2), AGAINST the shareholder proposal (Proposal No. 3) and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. See “OTHER MATTERS.”

Quorum; Abstentions; Broker Non-Votes

In the election of directors, the seven candidates receiving the highest number of affirmative votes will be elected as directors. Proposals 2 and 3 each require for approval (i) the affirmative vote of a majority of the shares “represented and voting” and (ii) the affirmative vote of a majority of the required quorum. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the Annual Meeting with respect to such matter. Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number “represented and voting” with respect to a proposal.

Voting via the Internet and by Telephone

Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP’s program.

Registered shareholders may vote electronically through the Internet by following the instructions included with their proxy card. A shareholder not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

Directors

Listed below are the Company’s seven directors nominated for re-election at the Annual meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders.

Name	Position With the Company	Age	Director Since
Fred D. Anderson	Director	61	2004
William V. Campbell	Co-lead Director	65	1997
Millard S. Drexler	Director	61	1999
Albert A. Gore, Jr.	Director	57	2003
Steven P. Jobs	Director and Chief Executive Officer	51	1997
Arthur D. Levinson	Co-lead Director	55	2000
Jerome B. York	Director	67	1997

Fred D. Anderson has been a founding partner of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. Previously, Mr. Anderson served as the Company’s Executive Vice President and Chief Financial Officer from April 1996 to June 2004. Mr. Anderson also serves on the Board of Directors of eBay Inc. and Homestore, Inc.

William V. Campbell has been Chairman of the Board of Directors of Intuit, Inc. (“Intuit”) since August 1998. From September 1999 to January 2000, Mr. Campbell acted as Chief Executive Officer of Intuit. From April 1994 to August 1998, Mr. Campbell was President and Chief Executive Officer and a director of Intuit. From January 1991 to December 1993, Mr. Campbell was President and Chief Executive Officer of GO Corporation. Mr. Campbell also serves on the Board of Directors of Opsware, Inc.

Millard S. Drexler has been Chairman and Chief Executive Officer of J. Crew Group, Inc. since January 2003. Previously, Mr. Drexler was Chief Executive Officer of Gap Inc. from 1995 and President from 1987 until September 2002. Mr. Drexler was also a member of the Board of Directors of Gap Inc. from November 1983 until October 2002.

Albert A. Gore, Jr. has served as a Senior Advisor to Google, Inc. since 2001. He has also served as Executive Chairman of Current TV since 2002 and as Chairman of Generation Investment Management since 2004. He is a visiting professor at Middle Tennessee State University. Mr. Gore was inaugurated as the 45th Vice President of the U.S. in 1993. He was re-elected in 1996 and served for a total of eight years as President of the Senate, a member of the Cabinet and the National Security Council. Prior to 1993, he served eight years in the U.S. Senate and eight years in the U.S. House of Representatives.

Steven P. Jobs is one of the Company’s co-founders and currently serves as its Chief Executive Officer. Mr. Jobs is also the Chairman and Chief Executive Officer of Pixar.

Arthur D. Levinson, Ph.D. has been Chief Executive Officer and a Director of Genentech Inc. (“Genentech”) since July 1995. Dr. Levinson has been Chairman of the Board of Directors of Genentech since September 1999. He joined Genentech in 1980 and served in a number of executive positions, including Senior Vice President of R&D from 1993 to 1995. Dr. Levinson also serves on the Board of Directors of Google, Inc.

Jerome B. York has been Chief Executive Officer of Harwinton Capital Corporation, a private investment company that he controls, since January 2000. From January 2000 until September 2003, Mr. York was Chairman and Chief Executive Officer of MicroWarehouse, Inc., a reseller of computer hardware, software and peripheral products. From September 1995 to October 1999, he was Vice Chairman of Tracinda Corporation. From May 1993 to September 1995 he was Senior Vice President and Chief Financial Officer of IBM Corporation, and served as a member of IBM’s Board of Directors from January 1995 to August 1995. Mr. York is also a director of Tyco International Ltd. and General Motors Corp.

Role of the Board; Corporate Governance Matters

It is the paramount duty of the Board of Directors to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of the highest standards of responsibility and ethics.

Members of the Board bring to the Company a wide range of experience, knowledge and judgment. These varied skills mean that governance is far more than a “check the box” approach to standards or procedures. The governance structure in the Company is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.apple.com/investor.

The Board met and/or took action by written consent a total of six times during fiscal year 2005. The Board has determined that all Board members, excluding Steve Jobs and Fred Anderson, are independent under the applicable National Association of Securities Dealers rules.

Board Committees

The Board has a standing Compensation Committee, a Nominating and Corporate Governance Committee (“Nominating Committee”) and an Audit and Finance Committee (“Audit Committee”). All committee members are independent under the listing standards of the NASDAQ Stock Market. The members of the committees are identified in the table below.

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee
Fred D. Anderson
William V. Campbell	X	Chair
Millard S. Drexler		X	X
Albert A. Gore, Jr.		X	X
Steven P. Jobs
Arthur D. Levinson	X		Chair
Jerome B. York	Chair

The Audit Committee is primarily responsible for overseeing the services performed by the Company’s independent auditors and internal audit department, evaluating the Company’s accounting policies and its system of internal controls and reviewing significant financial transactions. The Audit Committee met and/or took action by written consent 17 times during fiscal year 2005. Members of the Audit Committee are Messrs. Campbell and York and Dr. Levinson.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer, and for administering the Company’s equity compensation plans. The Compensation Committee met and/or took action by written consent a total of 17 times during fiscal year 2005. Members of the Compensation Committee are Messrs. Campbell, Drexler, and Gore.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, evaluates the performance of individual directors and assesses the effectiveness of committees and the Board as a whole, and helps develop and implement the Company’s corporate governance guidelines. The Nominating Committee also considers nominees proposed by shareholders. Although it has no formal policy regarding shareholder nominees, the Committee believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on the Nominating Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for the Nomination Committee’s consideration, shareholders should submit the candidate’s name and qualifications to the Company’s Corporate Secretary in writing at the following address: 1 Infinite Loop, Cupertino, California 95014.

The Nominating Committee is committed to actively seeking out qualified women and persons from minority racial groups to be in the pool from which Board nominees are chosen. The Nominating Committee met four times during fiscal year 2005. Members of the Nominating Committee are Messrs. Drexler and Gore and Dr. Levinson.

The Audit, Compensation and Nominating Committees operate under written charters adopted by the Board. The Audit Committee charter is included in this proxy statement as Appendix A. The Corporate Governance Guidelines and the committee charters are available on Apple’s website at www.apple.com/investor.

During fiscal year 2005, no current director or director nominee attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or such committee.

Audit Committee Financial Expert

All members of the Company’s Audit Committee, Messrs. Campbell and York and Dr. Levinson, qualify as “audit committee financial experts” under Item 401 (h) of Regulation S-K and are considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Code of Ethics

The Company has a code of ethics that applies to all of the Company’s employees, including its principal executive officer, principal financial officer, principal accounting officer and its Board of Directors. A copy of this code, “Ethics: The Way We Do Business Worldwide,” is available on the Company’s website at www.apple.com/investor. The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Director Compensation

The form and amount of director compensation are determined by the Board after a review of recommendations made by the Nominating Committee. The current practice of the Board is to base a substantial portion of a director’s annual retainer on equity. In 1998, shareholders approved the 1997 Director Stock Option Plan (the “Director Plan”) and 1,600,000 shares were reserved for issuance thereunder. Pursuant to the Director Plan, the Company’s non-employee directors are granted an option to acquire 30,000 shares of Common Stock upon their initial election to the Board (“Initial Options”). The Initial Options vest and become exercisable in three equal annual installments on each of the first through third anniversaries of the grant date. On the fourth anniversary of a non-employee director’s initial election to the Board and on each subsequent anniversary thereafter, the director will be entitled to receive an option to acquire 10,000 shares of Common Stock (“Annual Options”). Annual Options are fully vested and immediately exercisable on their date of grant. As of the end of the fiscal year, there were options for 740,000 shares outstanding under the Director Plan. Since accepting the position of CEO, Mr. Jobs is no longer eligible for grants under the Director Plan. Non-employee directors also receive a $50,000 annual retainer paid in quarterly increments. In addition, directors receive up to two free computer systems per year and are eligible to purchase additional equipment and products at a discount. Directors do not receive any additional consideration for serving on committees or as committee chairperson.

Communications with the Board

The Company does not have formal procedures for shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 1 Infinite Loop, Cupertino, CA 95014, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to the Company’s Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.apple.com/investor.

The Company encourages all incumbent directors and nominees for election as director to attend the Annual Meeting. Mr. Campbell and Mr. Jobs attended the Annual Meeting in April 2005.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Campbell, Drexler and Gore, none of whom are employees of the Company and all of whom are considered “independent” directors under the applicable NASDAQ rules. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of the directors or compensation committee of another company.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Jobs, who is both a director and an executive officer of the Company, may be found in the section entitled “Directors.”

Timothy D. Cook, Chief Operating Officer (age 45), joined the Company in February 1998. Mr. Cook also served with the Company as Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include the Company’s Macintosh hardware engineering. From 1998 to 2002, Mr. Cook served in the position of Senior Vice President, Worldwide Operations, Sales, Service and Support. Prior to joining the Company, Mr. Cook held the position of Vice President, Corporate Materials for Compaq Computer Corporation (“Compaq”). Previous to his work at Compaq, Mr. Cook was the Chief Operating Officer of the Reseller Division at Intelligent Electronics. Mr. Cook also spent 12 years with IBM, most recently as Director of North American Fulfillment. Mr. Cook also serves as a member of the Board of Directors of Nike, Inc.

Tony Fadell, Senior Vice President, iPod Division (age 36), joined the Company in 2001 as the first member of the iPod engineering team and was promoted to Vice President, iPod Engineering in 2004. Prior to joining the Company, Mr. Fadell was a co-founder, Chief Technology Officer, and Director of Engineering of the Mobile Computing Group at Philips Electronics from 1995 to 1998. From 1998 to 1999 he served as Vice President, Business Development for Philips U.S. Strategy & Ventures.

Nancy R. Heinen, Senior Vice President, General Counsel and Secretary (age 49), joined the Company in September 1997. Prior to joining the Company, Ms. Heinen held the position of Vice President, General Counsel and Secretary of the Board of Directors at NeXT Software, Inc. (“NeXT ”) from February 1994 until the acquisition of NeXT by the Company in February 1997.

Ronald B. Johnson, Senior Vice President, Retail (age 47), joined the Company in January 2000. Prior to joining the Company, Mr. Johnson spent 16 years with Target Stores, most recently as Senior Merchandising Executive.

Peter Oppenheimer, Senior Vice President and Chief Financial Officer (age 43), joined the Company in July 1996. Mr. Oppenheimer also served with the Company in the position of Vice President and Corporate Controller and as Senior Director of Finance for the Americas. Prior to joining the Company, Mr. Oppenheimer was CFO of one of the four business units of Automatic Data Processing, Inc. (“ADP”). Prior to joining ADP, Mr. Oppenheimer spent six years in the Information Technology Consulting Practice with Coopers and Lybrand.

Jonathan Rubinstein, Senior Vice President, iPod Division (age 49), joined the Company in February 1997. Mr. Rubinstein also served with the Company in the position of Senior Vice President, Hardware Engineering. Before joining the Company, Mr. Rubinstein was Executive Vice President and Chief Operating Officer of FirePower Systems Incorporated, from May 1993 to August 1996. Mr. Rubinstein also serves as a member of the Board of Directors of Immersion Corporation.

Philip W. Schiller, Senior Vice President, Worldwide Product Marketing (age 45), rejoined the Company in 1997. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and was Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

Bertrand Serlet, Ph.D., Senior Vice President, Software Engineering (age 45), joined the Company in February 1997 upon the Company’s acquisition of NeXT. At NeXT, Dr. Serlet held several engineering and managerial positions, including Director of Web Engineering. Prior to NeXT, from 1985 to 1989, Dr. Serlet worked as a research engineer at Xerox PARC.

Sina Tamaddon, Senior Vice President, Applications (age 48), joined the Company in September 1997. Mr. Tamaddon has also served with the Company in the position of Senior Vice President, Worldwide Service and Support, and Vice President and General Manager, Newton Group. Before joining the Company, Mr. Tamaddon held the position of Vice President, Europe with NeXT from September 1996 through March 1997. From August 1994 to August 1996, Mr. Tamaddon held the position of Vice President, Professional Services with NeXT.

Avadis Tevanian, Jr., Ph.D., Senior Vice President, Chief Software Technology Officer (age 44), joined the Company in February 1997 upon the Company’s acquisition of NeXT. Dr. Tevanian served with the Company in the position of Senior Vice President, Software Engineering from 1997 to July 2003. With NeXT, Dr. Tevanian held several positions, including Vice President, Engineering, from April 1995 to February 1997. Prior to April 1995, Dr. Tevanian worked as an engineer with NeXT and held several management positions.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 1, 2006 (the “Table Date”) with respect to the beneficial ownership of the Company’s Common Stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each Named Executive Officer listed in the Summary Compensation Table under the heading “Executive Compensation;” and (iv) all directors and executive officers as a group. On the Table Date, 849,656,252 shares of Common Stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at Apple Computer, Inc., 1 Infinite Loop, Cupertino, CA 95014.

Security Ownership of 5% Holders, Directors, Nominees and Executive Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
Fidelity Investments	59,629,448	(2)	7.02%
Barclays Global Investors	50,194,287	(3)	5.91%
Steven P. Jobs	10,120,004	(4)	1.19%
Fred D. Anderson	5,344		*
William V. Campbell	211,004	(5)	*
Timothy D. Cook	312,597	(6)	*
Millard S. Drexler	210,000	(7)	*
Albert A. Gore, Jr.	60,000	(8)	*
Ronald B. Johnson	2,162,597	(9)	*
Arthur D. Levinson	345,015	(10)	*
Peter Oppenheimer	276,643	(11)	*
Jonathan J. Rubinstein	272,174	(12)	*
Jerome B. York	70,000	(13)	*
All executive officers and directors as a group (17 persons)	16,663,817	(14)	1.96%

(1)	Represents shares of Common Stock, restricted stock units and/or options held by such individuals that were exercisable at the Table Date or within 60 days thereafter. This does not include options or restricted stock units that vest after 60 days.

(2)	Based on a Form 13G/A filed February 14, 2006 by FMR Corp. FMR Corp. lists its address as 82 Devonshire Street, Boston, MA, 02109, in such filing.

(3)	Based on a Form 13F filed February 14, 2006, by Barclays Global Investors. Barclays Global Investors lists its address as 45 Fremont Street, San Francisco, CA 94105.

(4)	Includes 120,000 shares of Common Stock that Mr. Jobs has the right to acquire by exercise of stock options.

(5)	Includes 210,000 shares of Common Stock that Mr. Campbell has the right to acquire by exercise of stock options.

(6)	Includes 300,000 restricted stock units.

(7)	Includes 170,000 shares of Common Stock that Mr. Drexler has the right to acquire by exercise of stock options.

(8)	Consists of 60,000 shares of Common Stock that Mr. Gore has the right to acquire by exercise of stock options.

(9)	Includes 1,900,000 shares of Common Stock that Mr. Johnson has the right to acquire by exercise of stock options and 250,000 restricted stock units.

(10)	Includes 2,000 shares of Common Stock that Dr. Levinson holds indirectly and 90,000 shares of Common Stock that Dr. Levinson has the right to acquire by exercise of stock options.

(11)	Includes 12,500 shares of Common Stock that Mr. Oppenheimer has the right to acquire by exercise of stock options and 250,000 restricted stock units.

(12)	Includes 250,000 restricted stock units.

(13)	Includes 30,000 shares of Common Stock that Mr. York has the right to acquire by exercise of stock options.

(14)	Includes 4,033,245 shares of Common Stock that executive officers or directors have the right to acquire by exercise of stock options and 2.2 million restricted stock units. This does not include options or restricted stock units that vest after 60 days.

*	Represents less than 1% of the issued and outstanding shares of Common Stock on the Table Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2005.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee of the Board of Directors shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Company’s compensation programs are administered by the Compensation Committee (the “Committee”). The Committee provides oversight and guidance in the development of compensation programs for all employees of the Company, including executive officers, and administers the Company’s equity and cash incentive plans. The goal of the Committee is to align compensation with Company performance, and to attract, retain and reward executive officers and employees whose contributions are critical to the long-term success of the Company.

The Committee meets at scheduled times during the year and holds additional meetings from time to time to review compensation matters. The Committee also considers and takes action by written consent. The Company’s Human Resource Department supports the Committee in its work. The Committee has the authority to engage the services of outside advisors, experts and others to assist it in its oversight and guidance in the development of the Company’s compensation programs.

The Committee’s compensation philosophy is that total cash compensation should be competitive in the market and tied to personal and Company performance, and that any long-term incentive compensation should be closely aligned with shareholder interests. For executive officers, the Committee believes that a substantial portion of their compensation should be closely aligned with Company performance. Accordingly, as an executive officer’s level of responsibility increases, it is the intent of the Committee to have a greater portion of his or her total compensation be dependent upon the Company’s performance rather than fixed compensation. This philosophy is intended to motivate executive officers to improve Company performance while holding them accountable for the performance of the organizations for which they are responsible. During periods of high Company performance, the Committee generally targets the total compensation (base salary, cash incentives, and long-term equity compensation) to be at or above the median level of the compensation practices of peer groups for non-executive employees and at the 75th percentile for executive officers and other key employees.

In 2004, the Committee engaged an outside compensation consultant to provide a comprehensive market study report on the Company’s compensation programs including compensation for its executive officers. The Company’s compensation programs were compared to a peer group of 22 technology companies with similar revenue and market capitalization. Throughout 2004 and into 2005, the Committee met with the outside compensation consultant to review, discuss and analyze the data provided by such consultant and to discuss other relevant issues. The Committee periodically requested additional information to help it evaluate relative market position and to assist in designing compensation programs. Based on its own review of the results and in consultation with management and the compensation consultant, the Committee began taking steps in fiscal 2004 and 2005 to adjust its compensation programs so that the Company could offer a competitive compensation package while continuing to align the interests of its employees with those of its shareholders. Measures undertaken by the Committee are outlined under the “Compensation Program Components” section below and include the adoption and approval by shareholders of the Apple Computer, Inc. Performance Bonus Plan and amendments to the 2003 Employee Stock Option Plan, to include, among other things, performance-based compensation.

Compensation Program Components

The three major components of the Company’s compensation program are base salary, cash incentive compensation and long-term equity compensation.

Base Salary—Non-Executive Employees

The base salary for employees is determined on the basis of experience, personal performance, the average salary levels considered appropriate for comparable positions within the appropriate market segment, and the anticipated value of the employee’s future impact on the Company’s success. The Committee targets the base salary levels of non-executive employees at or above the median level of the base salary in the Company’s peer groups, with the opportunity for total compensation to rise above this level based on personal and Company performance. In fiscal 2005, the Committee approved a salary merit increase budget of 4% for non-executive level employees. The market data reviewed by the Committee at that time indicated that the base salary level for non-executive employees was competitive with the market and that the merit increase was within the range of planned increases at comparable companies. None of the Company’s executive officers participated in the merit increase.

Bonus Plans—Non-Executive Employees

During fiscal 2005, the Company maintained three incentive bonus programs: the FY05 Vice President and Director Quarterly Bonus Plan (the “VP and Director Bonus Plan”), the FY05 Vice President Annual Bonus Plan the (“VP Bonus Plan”) (collectively “VP and Director Plans”) and the FY05 Below Director Bonus Plan (the “Below Director Bonus Plan”). Employees participating in the VP and Director Bonus Plan or the VP Bonus Plan are not eligible to participate in the Below Director Bonus Plan. Under the VP and Director Bonus Plan, employees at the level of director and above, but excluding executive officers, were eligible for cash bonuses if the Company achieved certain specified quarterly performance metrics. In addition to the VP and Director Bonus Plan, under the VP Bonus Plan, vice president level employees were eligible to receive an additional cash bonus if the Company achieved certain specified performance metrics for the fiscal year. At the beginning of the fiscal year, the Committee approved the budget for the plans and the performance metrics for the VP and Director Plans. The performance metrics for FY05 were tied to revenue and operating margin. For fiscal 2005, the Company generated revenue of $13.93 billion and a net profit of $1.335 billion, reflecting annual growth of 68 percent and 384 percent, respectively, and representing the highest annual revenue and net profit in the Company’s history. The Company’s fiscal results exceeded the metrics specified in the VP and Director Plans and most employees participating in these plans received the maximum bonus payments allowed thereunder.

Under the Below Director Bonus Plan, employees below the level of director were eligible to receive cash bonuses based on individual performance and their contribution to the success of the Company. Of the budget approved for the Below Director Bonus Plan, 20% was held in reserve to be distributed only if the Company achieved the metrics specified in the VP and Director Bonus Plan. The metrics were met and the entire bonus pool was distributed.

Executive officers and members of the Board are not eligible to participate in the VP and Director Plans or the Below Director Bonus Plan.

Long-term Compensation—Non-Executive Employees

The Committee awards long-term equity compensation to many of its non-executive employees. The Committee believes that the granting of long-term incentives, typically grants of stock options, is an important method of rewarding and motivating employees by aligning the interests of the employee with those of the shareholders. Stock options have value for an employee only if the Company’s stock price increases above the exercise price of the option and the employee remains employed by the Company for the duration of the vesting period.

The Committee is responsible for determining program design, including grant guidelines and eligibility, when grants are made, the exercise price per share in the case of options, the vesting periods for grants and the number of options or shares to be granted. In determining the size of an award, the Committee considers shares available to grant in the plan, net annual dilution, shareholder value transfer, industry practices, market conditions, the employee’s individual performance and achievements, future responsibility and promotion, and the number of unvested options held by the individual at the time of grant. Employees with critical job responsibilities receive an initial option upon joining the Company. The Committee may grant additional equity compensation to reflect an employee’s contributions to the Company’s success and to provide a long-term incentive to remain with the Company.

The Committee recognizes its responsibility to strike a balance between shareholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain and reward employees whose contributions are critical to the long-term success of the Company. The Committee is committed to keeping the annual average number of options, restricted shares, and restricted share units issued from fiscal 2005 though fiscal 2007 to approximately 2.5% of shares outstanding. This represents a significant reduction from an average of 4.8% over the three previous fiscal years.

To further address shareholder concerns, the Company actively manages its program to use its equity plan resources as effectively as possible. Equity awards have been reduced and are generally limited to (1) those positions deemed critical to the Company’s future success, (2) individuals whose personal performance makes them highly valuable to the Company, and (3) essential new hires. As a result, equity awards are generally granted to senior level individual contributors and management across all functions in the Company. Equity awards are granted at fair market value at date of grant, typically vest over four years, and may not be repriced without shareholder approval.

The Company also encourages employees to own Company stock through its Employee Stock Purchase Plan, which is generally available to employees working more than 20 hours per week, including executive officers. This plan allows participants to purchase shares of the Company’s Common Stock at a discounted price through payroll deductions.

Base Salary—Executive Officers

Executive officers, other than the Chief Executive Officer, receive a base salary, cash bonus and stock options and/or restricted stock units. The Committee generally targets the base salaries at levels between the market median and the 75th percentile, depending on individual performance, the scope of the individual’s responsibilities and his or her contribution to the Company’s continued growth. During fiscal 2004, the Committee engaged an outside compensation consultant to provide a comprehensive market study report on the Company’s compensation programs including compensation for its executive officers. The market data indicated that the base salary of many of the Company’s executives was below, and in some cases significantly below, the median level paid by comparable companies. As a result, several of the Company’s executives, including named executive officers, received an increase in base pay to bring them up to competitive levels. Because this comprehensive review and corresponding salary increases took place in the later half of fiscal 2004, none of the Company’s executive officers received a salary increase in fiscal 2005.

Bonus Plans—Executive Officers

In April 2005, the Company’s shareholders approved the Apple Computer, Inc. Performance Bonus Plan (“Performance Bonus Plan”). Prior to its approval, the Company did not have a cash bonus plan for its executive officers and despite the successful achievement of the Company’s business goals, the total cash paid to its executive officers was approximately 35% below the median level paid by comparable companies. The Committee’s outside compensation consultant concluded that the infrequent grant of options and/or restricted stock units did not make up for the below market median total cash compensation paid to executive officers. Concerned that executive compensation was not competitively structured to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company, the Committee revamped its pay-for-performance philosophy at the beginning of fiscal 2005 and adopted the Performance Bonus Plan, subject to shareholder approval. Executive officers and key employees are eligible to participate in the Performance Bonus Plan. The participants are chosen solely at the discretion of the Committee at the beginning of each fiscal year and are eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Committee.

With the implementation of the Performance Bonus Plan, a greater percentage of an executive’s compensation is tied to Company performance and is at risk if the performance targets are not met. If the performance metrics are met, the total cash component (salary and bonus) is targeted at the 75th percentile relative to the market but if the performance targets are not met, there is no bonus payout.

For fiscal 2005, all executive officers, excluding the CEO, were chosen to participate in the Performance Bonus Plan. The Committee granted target awards to each executive officer (excluding the CEO) based on revenue and operating margin goals. For fiscal 2005, the Company concluded its best year in Apple’s history, exceeding the performance goals established by the Committee. Each of the Company’s named executive officers received the maximum award payout equal to 100% of their base salary. These 2005 fiscal year bonuses qualified as deductible “performance-based” compensation under Internal Revenue Code Section 162(m).

Long-term Compensation—Executive Officers

The Committee provides long-term compensation, typically through the award of stock options and/or restricted stock units, to its executive officers. Executive officers receive an initial equity award upon joining the Company. While many non-executive employees are eligible to receive an annual stock option grant, executive officers typically do not receive annual grants and only receive grants every few years or in connection with a promotion or change in job responsibilities. The compensation consultant concluded that the size of these infrequent option grants when annualized over the vesting period were below the market median of executive officer grants made by comparable companies. As a result, in March 2004, in consultation with its outside compensation consultant, the Committee granted restricted stock units to members of the Company’s executive team, including named executive officers but excluding the CEO. The restricted stock units generally vest in two increments with 50% of the units vesting on the second anniversary of the grant date and the remaining 50% of the units vesting on the fourth anniversary of the grant date, subject to continued employment. The Committee believes that the award of restricted stock units provides significant retentive value and incentive to manage the Company from the perspective of a shareholder with an equity stake in the business. Both stock options and restricted stock units provide an opportunity to attract, motivate and retain high quality employees and executive officers while promoting the success of the Company’s business. Because this comprehensive review and corresponding grants took place in the second quarter of fiscal 2004, no new grants were made in fiscal 2005.

Compensation of the Chief Executive Officer

Mr. Jobs receives a salary of $1 per year for the services he performs as the Company’s Chief Executive Officer. He received no other compensation during 2005. Mr. Jobs has 10 million shares of restricted stock that were granted to him in 2003 which generally vest in full on the third anniversary of the grant date, subject to his continued employment with the Company, and 120,000 fully vested options that he received in 1997 under the 1997 Director Stock Option Plan. Since accepting the position of CEO, Mr. Jobs is no longer eligible for grants under the 1997 Director Stock Option Plan and receives no additional compensation for attending Board meetings.

Perquisites

The Company does not provide or reimburse its executive officers for club memberships or dues, tickets to sporting or other events, reserved parking spaces, separate dining facilities or other perquisites of a personal nature. Executive officers receive no differentiated benefits under Apple’s health care, insurance and other welfare and employee-benefit programs. To facilitate working out of their home offices outside of normal business hours, executive officers and many employees may receive on-site technical support for their home information systems and technology.

Change of Control Arrangements

Except with respect to the provisions of certain equity awards, as described in “Change of Control Arrangements—Stock Options, Restricted Stock and Restricted Stock Units,” executive officers do not have change of control agreements. Moreover, none of the executive officers have any agreement with Apple to be grossed up with respect to any golden parachute excise taxes.

Employment Agreements

None of the executive officers have any individual employment arrangements or agreements with the Company.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. Certain performance-based compensation is excluded from this limit provided certain requirements, such as shareholder approval, are satisfied. The Company generally intends that awards granted under the Company’s Performance Bonus Plan be deductible by the Company under Section 162(m). However, to maintain flexibility in compensating executive officers, the Committee has not adopted a policy requiring all compensation to be deductible and in fiscal 2005, certain amounts of compensation expense related to awards of restricted stock and restricted stock units did not meet the deductibility requirements of Section 162(m).

Members of the Compensation Committee

William V. Campbell (Chairman)	Millard S. Drexler	Albert A. Gore, Jr.

Information Regarding Executive Compensation

The following table summarizes compensation information for the last three fiscal years for (i) Mr. Jobs, Chief Executive Officer and (ii) the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers of the Company at the end of the fiscal year (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation		Long-Term Compensation			All Other Compensation
Name and Principal Position		Salary	Bonus	Restricted Stock Award		Securities Underlying Options*
		($)	($)	($)		(#)	($)
Steven P. Jobs Chief Executive Officer	2005 2004 2003	1 1 1	— — —	— — 74,750,000	(1)	— — —	— — —

Timothy D. Cook Chief Operating Officer	2005 2004 2003	602,434 602,632 617,673	600,239 — —	— 7,650,000 —	(2)	— — —	12,600 12,588 9,929	(3) (3) (3)

Ronald B. Johnson Senior Vice President, Retail	2005 2004 2003	552,795 484,836 452,404	550,202 1,500,000 1,500,000	— 6,375,000 —	(2)	— — —	— — —

Peter Oppenheimer Senior Vice President and Chief Financial Officer	2005 2004 2003	552,189 450,739 402,237	550,202 — —	— 6,375,000 —	(2)	— — —	21,092 3,808 —	(3) (3)

Jonathan Rubinstein Senior Vice President, iPod Division	2005 2004 2003	552,795 485,216 452,939	551,239 — —	— 6,375,000 —	(2)	— — —	12,600 12,300 11,986	(3) (3) (3)

(1)	In March 2003, Mr. Jobs voluntarily cancelled all of his outstanding options, excluding those granted to him in his capacity as a Director. In March 2003, the Board awarded Mr. Jobs 10 million (split-adjusted) restricted shares of the Company’s Common Stock that generally vest in full on the third anniversary of the grant date. The market value of the restricted shares at the end of fiscal year 2005 (based on $53.20 per share, the closing price of Common Stock on the NASDAQ National Market on September 23, 2005) was $532 million.

(2)	Market value of restricted stock units granted on March 24, 2004 (based on $12.75 per share, the closing price of the Company’s common stock on the NASDAQ National Market on the day of grant). Restricted stock units generally vest over four years with 50% of the total number of shares vesting on each of the second and fourth anniversaries of the grant date. The market value of the restricted stock units at the end of fiscal year 2005 (based on $53.20 per share, the closing price of Common Stock on the NASDAQ National Market on September 23, 2005) was $31.92 million for Mr. Cook and $26.60 million for each of Messrs. Johnson, Oppenheimer and Rubinstein.

(3)	Consists of matching contributions made by the Company in accordance with the terms of the 401(k) plan.

Option Grants in Last Fiscal Year

There were no options, restricted stock, or restricted stock units granted to the Named Executive Officers during fiscal year 2005.

Options Exercised and Year-End Option Holdings

The following table provides information about stock option exercises by the Named Executive Officers during fiscal year 2005 and stock options held by each of them at fiscal year-end. The table has been adjusted to reflect the Company’s two-for-one stock split in February 2005.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name			Exercisable		Unexercisable	Exercisable		Unexercisable
Steven P. Jobs	—	—	120,000	(2)	—(3)	$5,694,000	(2)	—
Timothy D. Cook	500,000	$13,329,677	—		—(3)	—		—
Ronald B. Johnson	1,350,000	$32,257,127	2,100,000		150,000(3)	$61,910,625		$6,220,500
Peter Oppenheimer	—	—	1,107,500		37,500(3)	$45,994,859		$1,560,062
Jonathan Rubinstein	1,800,000	$31,012,815	—		—(3)	—		—

(1)	Market value of securities underlying in-the-money options at the end of fiscal year 2005 (based on $53.20 per share, the closing price of Common Stock on the NASDAQ National Market on September 23, 2005), minus the exercise price.

(2)	Consists of 120,000 options granted to Mr. Jobs in his capacity as a director pursuant to the 1997 Director Stock Option Plan. Since accepting the position of CEO, Mr. Jobs is no longer eligible to receive option grants under the Director Plan. In March 2003, Mr. Jobs voluntarily cancelled all of his outstanding options, excluding those granted to him in his capacity as a director.

(3)	This does not include 10 million restricted shares granted to Mr. Jobs, 600,000 restricted stock units granted to Mr. Cook, and 500,000 restricted stock units granted to each of Messrs. Johnson, Oppenheimer, and Rubinstein.

Equity Compensation Plan Information

The following table sets forth certain information, as of September 24, 2005, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans. The table has been adjusted to reflect the Company’s two-for-one stock split in February 2005.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	42,365,700	$23.27	62,791,724	(1)
Equity compensation plans not approved by shareholders	30,827,565	$10.27	—

Total equity compensation plans(2)	73,193,265	$17.79	62,791,724

(1)

This number includes 3,834,300 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, 440,000 shares available for issuance under the 1997 Director Stock Option Plan, and 58,517,424 shares available for issuance under the 2003 Employee Stock Plan. The grant of 5,260,000 restricted stock units has been deducted from the number of shares available for future issuance. Shares of restricted stock and restricted stock units granted after April 2005 count against the shares available for grant as two shares for every share granted. This amount does not include shares under the 1990 Stock Option Plan that was terminated in 1997. No new options can be granted under the 1990 Stock Option Plan.

(2)	This table does not include 28,082 outstanding options assumed in connection with a prior acquisition of a company that originally granted those options. These assumed options have a weighted average exercise price of $3.39 per share. No additional options may be granted under the assumed plan.

Arrangements with Named Executive Officers

Change In Control Arrangements—Stock Options, Restricted Stock, and Restricted Stock Units

In the event of a “change in control” of the Company, all outstanding options under the Company’s stock option plans, except the Director Plan, will, unless otherwise determined by the plan administrator, become fully exercisable, and will be cashed out at an amount equal to the difference between the applicable “change in control price” and the exercise price. The Director Plan provides that upon a “change in control” of the Company, all outstanding options held by non-employee directors will automatically become fully exercisable and will be cashed out at an amount equal to the difference between the applicable “change in control price” and the exercise price of the options. A “change in control” under these plans is generally defined as (i) the acquisition by any person of 50% or more of the combined voting power of the Company’s outstanding securities or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

In addition, options, restricted stock grants, and restricted stock units granted to the Named Executive Officers generally provide that in the event there is a “change in control,” as defined in the Company’s stock option plans, and if in connection with or following such “change in control,” their employment is terminated without “Cause” or if they should resign for “Good Reason,” those options, restricted stock, and restricted stock units outstanding that are not yet vested as of the date of such “change in control” shall become fully vested. Further, restricted stock and restricted stock units granted to the Named Executive Officers also provide that, in the event the Company terminates the Officer without cause at any time, the restricted stock units and restricted stock will vest in full. Generally, “Cause” is defined to include a felony conviction, willful disclosure of confidential information or willful and continued failure to perform his or her employment duties. “Good Reason” includes resignation of employment as a result of a substantial diminution in position or duties, or an adverse change in title or reduction in annual base salary.

Certain Relationships and Related Transactions

In March 2002, the Company entered into a Reimbursement Agreement with its Chief Executive Officer, Mr. Steven P. Jobs, for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for Apple business. The Reimbursement Agreement is effective for expenses incurred by Mr. Jobs for Apple business purposes since he took delivery of the plane in May 2001. During 2005, the Company recognized a total of $1,075,545 in expenses pursuant to this reimbursement agreement related to expenses incurred by Mr. Jobs during 2005.

In October 2005, the Company entered into an agreement with Pixar to sell certain of Pixar’s short films on the iTunes Music Store. Mr. Jobs, the Company’s Chief Executive Officer, is also the Chief Executive Officer, Chairman, and a large shareholder of Pixar.

Report of the Audit & Finance Committee

The following is the report of the Audit & Finance Committee (the “Audit Committee”) with respect to the Company’s audited financial statements for the fiscal year ended September 24, 2005. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit & Finance Committee (the “Audit Committee”) is comprised of three members: Messrs. Campbell and York and Dr. Levinson. All of the members are independent directors under the NASDAQ audit committee structure and membership requirements. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight responsibility by reviewing the financial information that will be provided to shareholders and others, appointing the independent auditor, reviewing the services performed by the Company’s independent auditors and internal audit department, evaluating the Company’s accounting policies and its system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services.

Prior to the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”), the Company adopted an auditor independence policy that banned its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor policy mandates that the audit and non-audit services and related budget be approved by the Audit Committee in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that no auditor engagements for non-audit services may be entered into without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 24, 2005 with the Company’s management and KPMG LLP. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005.

Members of the Audit & Finance Committee

William V. Campbell	Arthur D. Levinson	Jerome B. York (Chairman)

Company Stock Performance

The following graph shows a five-year comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the Company, the S&P 500 Composite Index (the “S&P 500”) and the S&P Computers (Hardware) Index (the “Industry Index”). The graph assumes $100 was invested in each of the Company’s Common Stock, the S&P 500 and the Industry Index on September 30, 2000. Data points on the graph are annual. Note that historic stock price performance is not necessarily indicative of future stock price performance.

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring shareholder action. Proposal No. 1 requests the election of seven directors to the Company’s Board. Proposal No. 2 requests the ratification of the appointment of KPMG LLP as independent auditors of the Company for fiscal year 2006. Proposal No. 3 is a shareholder proposal. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated the current directors, Messrs. Anderson, Campbell, Drexler, Gore, Jobs and York and Dr. Levinson, to be elected to serve for a one-year term and until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

The seven nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect under California law.

Recommendation

The Board recommends that shareholders vote FOR the election of Messrs. Anderson, Campbell, Drexler, Gore, Jobs and York and Dr. Levinson.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit & Finance Committee of the Board of Directors has appointed KPMG LLP (“KPMG”), independent auditors, to audit the Company’s consolidated financial statements for fiscal year 2006. KPMG served as the Company’s independent auditors for fiscal year 2005. At the Annual Meeting, the shareholders are being asked to ratify the appointment of KPMG as the Company’s independent auditors for fiscal year 2006. In the event of a negative vote on such ratification, the Audit & Finance Committee will reconsider its selection. Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they so desire.

Fees Paid To The Independent Auditors

The following table sets forth the fees paid to the Company’s independent registered public accounting firm, KPMG LLP, during fiscal years 2005 and 2004.

Audit and Non-Audit Fees

	2005		2004
Audit Fees	$6,948,800	(1)	$3,402,300
Audit-Related Fees	46,700	(2)	57,000
Tax Fees	923,000	(3)	784,500
All Other Fees	—		—

Total	$7,918,500		$4,243,800

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Forms 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees primarily relate to professional services for the audits of employee benefit plans.

(3)	Tax fees include $690,000 for professional services rendered in connection with tax compliance and preparation relating to the Company’s expatriate program, tax audits and international tax compliance; and $233,000 for international tax consulting and planning services. The Company does not engage KPMG to perform personal tax services for its executive officers.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Auditors

Prior to the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”), the Company adopted an auditor independence policy that banned its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor policy also mandates that the audit and non-audit services and related budget be approved by the Audit Committee in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. In accordance with this policy, all services to be performed by KPMG were pre-approved by the Audit Committee.

Subsequent to the enactment of the Act, the Audit Committee met with KPMG to further understand the provisions of that Act as it relates to auditor independence. KPMG rotated the lead audit partner for fiscal year 2005 and will rotate other partners as appropriate in compliance with the Act. The Audit Committee will continue to monitor the activities undertaken by KPMG to comply with the Act.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation

The Board recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

The Education Foundation of America, represented by As You Sow, 311 California St., Suite 510, San Francisco, CA 94104, owner of approximately 15,200 shares of the Company’s common stock, has submitted the following proposal:

ELECTRONIC WASTE TAKE-BACK AND RECYCLING

WHEREAS Apple Computer emphasizes a commitment to environmental leadership. Yet the technical innovation responsible for leadership in designing and marketing products has not extended to developing adequate end-of-life programs.

The National Safety Council reported in 1999 that only 11% of discarded computers were recycled, compared with 28% of overall municipal solid waste. Electronic waste constitutes from 2% to 5% of the US municipal solid waste stream and is growing rapidly.

CEO Steve Jobs stated at the April 2005 annual meeting that Apple is a leader on environmental initiatives. Taking back iPods for free is a welcome step but on computer take back, our company still appears to be an industry laggard. If iPods can be returned to Apple stores, why not iMacs? Apple takes computer products back only if customers pay a fee, providing a significant disincentive to recycle.

Other companies have taken more significant actions to provide free recycling to supplement fee-based systems. In 2004, Dell sponsored groups to coordinate free recycling that collected 3 million pounds of equipment. Hewlett Packard partnered with Office Depot to offer free nationwide recycling, resulting in 10.5 million pounds of equipment. Apple needs to show leadership by developing similar broad-based programs. As Apple board member Al Gore has stated, “We need to reaffirm that we have a right to assert values even if a supply and demand equation says, ‘That’s not efficient.’ ”

Dell and Hewlett Packard have both announced public computer take back goals so stakeholders can measure progress against those goals; Apple has not.

Recent reports indicate that large amounts of discarded computers are being improperly shipped to developing countries. Shareholders need assurances that the company has taken adequate measures to ensure its recycling vendors don’t export hazardous wastes.

The company should monitor the environmental impact of computers after they are collected for recycling. Apple’s web site says discarded plastics are used as “fuel” in smelters. Whenever plastic combusts, it can potentially create deadly dioxins. Burning plastic is not recycling.

The company has lobbied against legislation asking computer producers to take responsibility for most of the cost of recycling. Apple appears to want taxpayers to foot most of the bill for recycling.

We believe Apple Computer can avoid financial, legal and reputational risk and gain competitive advantage by taking additional measures to develop a leadership position on collection and safe disposition of old computers.

BE IT RESOLVED that Apple Computer’s board of directors prepare a report, at reasonable cost, studying ways to improve its computer recycling programs, to be released within six months of the annual shareholder meeting.

SUPPORTING STATEMENT

The report should include a commitment to set public take back goals for end-of-life equipment; study the feasibility of using Apple stores as take back centers, take back partnerships with resellers and other measures to stimulate recycling. It should discuss measures taken to prevent improper export of hazardous waste, the environmental impact of its recycling processes, and explain its lobbying position on take back legislation.

Board of Directors’ Statement Opposing Shareholder Proposal

The Company has a strong environmental policy that goes well beyond the shareholder proposal’s very narrow view of environmental stewardship.

Measuring Apple’s environmental friendliness only by its activities at the end of a product’s life ignores the many ways the Company is committed to protecting the environment. Apple’s comprehensive environmental policy and successful track record support this commitment. The Company makes it a priority to minimize a product’s environmental impact long before it is discarded.

Apple designs its products with recycling in mind, making them easy to dismantle and using high-quality materials that are valuable to recyclers. These factors also promote a healthy electronics recycling market.

Apple led the industry by aggressively moving away from lead-filled CRT displays, in favor of flat-panel displays for personal computers. The Company also recently reduced the size of iPod and software packaging by more than 50%, saving hundreds of thousands of pounds of waste in the first fiscal quarter of 2006 alone.

Not only does the Company comply with all applicable hazardous substance laws worldwide, it has its own Substance Control Policy that goes beyond such regulations by banning other potentially hazardous chemicals from use in Apple products, packaging and manufacturing. Apple’s environmental policies, including updated lists of banned and restricted substances, are available online at www.apple.com/environment.

Apple’s products meet energy management standards such as ENERGY STAR, and in many performance categories the Company has set energy consumption limits that are even stricter than these standards require. Apple is on schedule for compliance with the European Union’s directive on the Restriction of Hazardous Substances (RoHS) by July 2006.

In the area of product take-back, the proposal is uninformed about Apple’s many successful programs around the world.

Apple promotes the recycling of products through its own take-back initiatives and through national collective take-back programs. The Company supports environmental legislation that recognizes good environmental design, encourages fairness and flexibility for all impacted stakeholders, and ensures that true hazards are eliminated and controlled. Apple was the first computer manufacturer to support California’s SB 20, a recycling bill that became law in 2003 and has become a model for take-back legislation in other states.

The Company has initiated a number of recycling programs globally that have diverted millions of pounds of IT equipment from landfills:

•	In August 2005, the Company began a trade-in program for educational institutions and business customers in the United States. To date, more than 60 tons of electronic waste have been diverted from landfill as a result of this program, which is still in its early stages.

•	Since October 2002, the Company’s recycling partnership with the City of Cupertino has recycled more than 155 tons of electronics. This program accepts any electronic product for free, regardless of manufacturer.

•	In 2001, the Company began a take-back service for customers through the Apple Recycles program. This program has recycled over 90% by weight of all equipment collected.

•	Apple conducts a free iPod recycling program through its U.S. retail stores, offering environmentally friendly disposal and a 10% discount on the purchase of a new iPod.

•	Apple is also participating in recycling programs in Asia, including nationwide programs in Japan and Taiwan.

Based on the most recent audits of Apple’s U.S. recycling, no hazardous waste from these programs is shipped outside North America. All recovered materials are processed domestically, with the exception of some commodity materials that can be recycled for future use. Plastics recovered by these programs are not being used for fuel in smelting. The Company’s recycling policies prohibit it.

Apple is continually improving its environmental, health and safety management systems and the environmental quality of its products. The Board of Directors does not believe that it is in the best interest of shareholders to spend additional Company time and resources preparing and distributing a report on means to further improve one aspect of the company’s comprehensive environmental policies, which lead the industry and go far beyond the scope of the shareholder proposal.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation

The Board recommends a vote AGAINST the proposal entitled “Electronic Waste Take-Back And Recycling.”

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting must be received no later than November 15, 2006. In addition, the Company’s bylaws provide for the timing and content of notice that shareholders must provide to the Company’s Corporate Secretary at 1 Infinite Loop, Cupertino, CA 95014, for the nomination of directors or other proposals to be properly presented at a shareholder meeting. Pursuant to these provisions, notice of a nomination or proposal must be received by the Company not less than 60 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice must be received by the 10th business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations

1 Infinite Loop MS 301-4IR

Cupertino, CA 95014

(408) 974-3123

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

THE BOARD OF DIRECTORS

Dated: March 13, 2006

Appendix A

APPLE COMPUTER, INC.

AUDIT AND FINANCE COMMITTEE CHARTER

There shall be a Committee of the Board of Directors (the “Board”) of Apple Computer, Inc. (the “Corporation”) to be known as the Audit and Finance Committee (“Committee”) with purpose, composition, duties, authority, and responsibilities, as follows:

I. PURPOSE OF THE COMMITTEE. The primary purpose of the Committee is to assist the Board in oversight and monitoring of: (i) the Corporation’s financial statements and other financial information provided by the Corporation to its shareholders and others; (ii) compliance with legal and regulatory requirements; (iii) the independent auditors, including their qualifications and independence; (iv) the Corporation’s systems of internal controls, including the Internal Audit function; and (v) the auditing, accounting, and financial reporting process generally. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Corporation’s annual proxy statement. The Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Corporation’s financial statements. It is not the duty of the Committee to conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles and applicable rules and regulations. These are the responsibilities of Management and the independent auditors.

II. COMPOSITION OF THE COMMITTEE. The members of the Committee shall be appointed by the Board. The Committee will be composed of not less than three members and shall be composed of directors satisfying the independence requirements of applicable NASDAQ and SEC rules. The Chairman of the Committee shall be designated by the Board. Each member shall be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements, and at least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities and will otherwise qualify as an “audit committee financial expert” as defined by applicable SEC rules.

III. COMMITTEE MEETINGS. The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Committee shall meet at least quarterly with Management, the Director of Internal Audit, and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. The Committee shall meet with the independent auditors and Management quarterly to review the Corporation’s financial information. The Committee shall report to the full Board with respect to its meetings. The Chairman of the Board, any member of the Committee, or the Secretary of the Corporation may call meetings of the Committee. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV. AUTHORITY AND RESOURCES. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a Committee meeting or to meet with any members of, or consultants to, the Committee. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or other advisors and experts to assist in any investigation and performance of its functions at the Corporation’s expense.

V. DUTIES AND RESPONSIBILITIES. To fulfill its responsibilities and duties the Committee shall:

Independent Auditor

1.	Appoint, compensate, and oversee the work of the independent auditors (including resolving disagreements between Management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

2.	Pre-approve audit and non-audit services to be provided to the Corporation by the independent auditors. In this regard, the Committee shall have the sole authority to approve the hiring and firing of the independent auditors and all fees and terms of audit and non-audit engagements with the independent auditors, in each case as may be permissible and compatible with the auditors’ independence. The Committee shall also review and approve disclosures with respect to non-audit services.

3.	Review and provide guidance with respect to the external audit and the Corporation’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Corporation which may impact independence and presenting this statement to the Board, and to the extent there are relationships, monitoring and investigating them; (iii) ensuring that the independent auditors submit to the Committee on an annual basis a written statement (consistent with Independence Standards Board Standards No. 1) delineating all relationships and services that may impact the objectivity and independence of the independent auditors; and (iv) reviewing reports submitted to the Committee by the independent auditors in accordance with the applicable SEC requirements.

4.	Obtain and review an annual report from the independent auditors describing (i) the independent auditors’ internal quality control procedures and (ii) any material issues raised by the recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and steps taken to deal with any such issues.

5.	Review the experience and qualifications of the senior members of the independent auditor team.

6.	Review and concur with the Corporation’s hiring of employees of the independent auditor who were engaged on the Corporation’s account.

7.	Review the performance of the independent auditors on an annual basis.

8.	Periodically discuss with the independent auditors, (i) their judgments about the quality, appropriateness, and acceptability of the Corporation’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Corporation’s financial statements.

Financial Reporting

9.	Review with Management and the independent auditor:

•	The Corporation’s annual audited financial statements, and related footnotes, and quarterly unaudited financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC.

•	The independent auditors’ audit of the annual financial statements and their report thereon.

•	The accompanying Management Letter and any reports with respect to interim periods.

•	Any major changes to the Corporation’s accounting principals and practices.

•	Any significant changes required in the independent auditors’ audit plan.

•	Any difficulties or disputes with Management encountered during the course of the audit.

•	Other matters related to the conduct of the audit that are to be communicated to the Committee under Generally Accepted Auditing Standards.

10.	Review with Management, the independent auditors, and the Corporation’s counsel, as appropriate, any legal and regulatory matters that may have a material impact on the financial statements, related compliance policies, and programs and reports received from regulators.

11.	Review and discuss earnings press releases prior to public disclosure.

12.	Provide a report for inclusion in the Corporation’s proxy statement in accordance with the rules and regulations of the SEC.

13.	Oversee compliance with the requirements of the SEC for disclosure of auditors’ services and audit committee member qualifications and activities.

14.	Discuss with the independent auditors the financial statements and audit findings, including any significant adjustments, Management judgments and accounting estimates, significant new accounting policies and disagreements with Management and any other matters described in SAS No. 61, as may be modified or supplemented.

Internal Controls

15.	Review the adequacy of the Corporation’s internal controls and the procedures designed to ensure compliance with applicable laws and regulations.

16.	Consider and review with the independent auditor and the Director of Internal Audit the adequacy of the Corporation’s internal controls and any related significant findings and recommendations of the independent auditor and internal auditing together with Management’s responses thereto.

17.	Establish procedures for receiving, retaining and treating complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Internal Audit

18.	Review and concur with the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

19.	Consider, in consultation with the Director of Internal Audit and the independent auditor, the audit scope and plan of the internal auditors and the independent auditors.

20.	Review with the Director of Internal Audit and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

21.	Consider and review with Management and the Director of Internal Audit:

•	Significant findings during the year and Management’s responses thereto.

•	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

•	Any changes required in the planned scope of their audit plan.

•	The Internal Audit department budget and staffing.

Management Discussions

22.	Review and discuss with Management (i) Management’s financial risk assessment and risk management policies, (ii) the Corporation’s major financial risk exposures and the steps Management has taken to monitor and control such exposures.

23.	Review with Management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints regarding the Corporation’s financial statements or accounting policies.

24.	Periodically review separately with each of Management, the independent auditors, and the Director of Internal Audit (i) any disagreements between Management and the auditors in connections with any audits, (ii) any difficulties encountered during the course of audits, including restrictions in scope or access to required information, and (iii) Management’s response.

25.	Consider and approve, if appropriate, significant changes to the Corporation’s accounting principles and financial disclosure practices as recommended by Management and the independent auditors. Review with Management and the independent auditors, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

26.	Inquire about the application of the Corporation’s accounting policies and its consistency from period to period, and the compatibility of these accounting policies with Generally Accepted Accounting Principles, and, when applicable, the provisions for future occurrences that may have a material impact on the financial statements of the Corporation.

27.	Review and discuss with Management the program that Management has established to monitor compliance with the Corporation’s code of business ethics and conduct.

28.	Review and discuss with Management all disclosures made by the Corporation concerning any material changes in the financial condition or operations of the Corporation.

29.	Review annually the independent auditors’ letter of recommendations to Management and Management’s responses.

30.	Review any Management decision to seek a second opinion from independent auditors other than the Corporation’s regular independent auditors with respect to any significant accounting issues.

31.	Review with Management and the independent auditors the sufficiency and quality of the Internal Audit Department staff and other financial and accounting personnel of the Corporation.

Treasury and Finance

32.	Review periodically the capital structure of the Corporation, and, when necessary, recommend to the Board transactions or alterations to the Corporation’s capital structure.

33.	Review and recommend to the Board changes in the Corporation’s treasury resolutions and expenditure authorizations.

34.	Periodically review matters pertaining to the Corporation’s investment practices for cash management, foreign exchange, investments, and derivatives.

35.	Review for approval or disapproval special transactions or expenditures as specifically delegated by the Board, or such other special transactions or expenditures not specifically delegated by the Board if determined by the Committee that approval by the full Board is not necessary or convenient, such as transactions that require relatively rapid decisions.

36.	Review and discuss with Management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), leases and other relationships of the Corporation with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses.

37.	Review with Management the sale or acquisition of equity investments and asset acquisitions or dispositions that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses.

38.	Review and discuss with Management the Corporation’s effective tax rate, adequacy of tax reserves and significant tax developments.

Other

39.	Provide an open avenue of communication between the internal auditors, the independent auditor, and the Board.

40.	Review the Committee’s charter, structure, processes, and membership requirements at least once a year.

41.	Report Committee actions to the Board with such recommendations as the Committee deems appropriate.

42.	Review and approve in advance any proposed related-party transactions and report to the full Board on any approved transactions.

43.	The Committee can delegate any of its responsibilities to the extent allowed under applicable law.

44.	The Committee will perform such other functions as assigned by law, the Corporation’s charter or bylaws, or the Board.

Directions to the Annual Shareholder Meeting

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 280 northbound	Take 280 southbound
Take the De Anza Blvd. exit	Take the De Anza Blvd. exit
Make a left onto De Anza Blvd. (at signal)	Make a right onto De Anza Blvd. (at signal)
Make a left onto Mariani Avenue	Make a left onto Mariani Avenue
Enter Infinite Loop Parking Lot at the end of Mariani Avenue.	Enter Infinite Loop Parking Lot at the end of Mariani Avenue.
Proceed to Building 4	Proceed to Building 4

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide the enclosed Form 10-K for 2005 in lieu of producing a glossy annual report.

APPLE COMPUTER, INC.

Apple Computer, Inc.

Annual Meeting Admission Ticket

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

2006 Annual Meeting of Apple Computer, Inc. Shareholders April 27, 2006 at 10:00 a.m. Local Time at

1	Infinite Loop, Building 4, Cupertino, California 95014

Upon arrival, please present this admission ticket and photo identification at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card

123456

C0123456789

12345

Please mark this box with an X if your address has changed and print the new address below.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

C 1234567890 J N T

A Election of Directors—The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:

01—Fred D. Anderson 02—William V. Campbell 03—Millard S. Drexler 04—Albert A. Gore, Jr.

For

Withhold

05—Steven P. Jobs 06—Arthur D. Levinson 07—Jerome B. York

For

Withhold

B Issues—The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposal 3.

2. To ratify the appointment of KPMG LLP as independent auditors of the Company for fiscal year 2006.

3. To consider a shareholder proposal if properly presented at the meeting.

For Against Abstain

To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

5	U P X

0 0 8 4 4 0 1

001CD40003

00J2XB

Directions:

FROM SAN JOSE:

Take 280 northbound Take the De Anza Blvd. exit

Make a left onto De Anza Blvd. (at signal) Make a left onto Mariani Avenue Enter Infinite Loop Parking Lot at the end of Mariani Avenue.

Proceed to Building 4

FROM SAN FRANCISCO:

Take 280 southbound Take the De Anza Blvd. exit

Make a right onto De Anza Blvd. (at signal) Make a left onto Mariani Avenue Enter Infinite Loop Parking Lot at the end of Mariani Avenue.

Proceed to Building 4

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide you with the enclosed Form 10-K for 2005 in lieu of producing a glossy annual report.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2006

The undersigned shareholder of Apple Computer, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Apple Computer, Inc. to be held at 1 Infinite Loop, Building 4, Cupertino, California 95014 on Thursday, April 27, 2006 at 10:00 a.m., and hereby appoints Peter Oppenheimer and Nancy R. Heinen, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Computer, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE INTERNET.

IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE.

VOTE BY INTERNET

Dear Shareholder:

We are pleased to announce that you can now vote your shares over the Internet. We encourage you to take advantage of this new feature which eliminates the need to return the proxy card. Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

To vote using the Internet

Go to the following web site:

WWW.COMPUTERSHARE.COM/EXPRESSVOTE

Enter the information requested on your computer screen and follow the simple instructions.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 1:00 a.m. Central Time, April 27, 2006.

If you vote by the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR YOUR VOTE.

CLICK TO FIND:

PROXY STATEMENT
DIRECTORS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
REPORT OF THE AUDIT & FINANCE COMMITTEE
OVERVIEW OF PROPOSALS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF AUDITORS
PROPOSAL NO. 3 SHAREHOLDER PROPOSAL
OTHER MATTERS
SHAREHOLDER PROPOSALS
SHAREHOLDERS SHARING AN ADDRESS

Appendix A

APPLE COMPUTER, INC. AUDIT AND FINANCE COMMITTEE CHARTER